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                       THIRD AMENDMENT TO FORBEARANCE AGREEMENT


          THIS THIRD AMENDMENT TO FORBEARANCE AGREEMENT (the "Agreement"), dated as of October 31, 1997, is by and between BROTHERS GOURMET COFFEES, INC., a Delaware corporation, as Borrower (the "Borrower"), SANWA BUSINESS CREDIT CORPORATION, a Delaware Corporation, as Agent and Lender, and the other Lenders signatory to the Loan and Security Agreement from time to time. All capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement and the Forbearance Agreement.

                                       RECITALS
                                       --------

     A. WHEREAS, Borrower and Lender entered into that certain Forbearance Agreement dated as of May 15, 1997 and agreed to the first amendment thereto under the terms of correspondence dated June 18, 1997 and agreed to the second amendment thereto under the terms of Second Amendment to Forbearance Agreement dated as of August 15, 1997 (collectively, the "Forbearance Agreement");

     B. WHEREAS, Borrower has informed Lender that absent this amendment a Forbearance Event of Default will occur in that Borrower will not be able to pay all Obligations when due;

     C. WHEREAS, the effectiveness of this amendment is expressly conditioned upon receipt by Lender of a copy of a written extension of the Commitment through November 28, 1997;

     D. WHEREAS, Agent and Lenders have not expressly or impliedly waived the Current Default and as a result of the occurrence of the Current Default and the aforesaid Forbearance Event of Default, Agent and Lenders have the right to accelerate the Obligations and demand immediate payment thereof and the right to foreclose upon, and take possession of, and liquidate all Collateral and Borrower has no setoff, defense or counterclaim based thereon or related thereto;

     E. WHEREAS, Borrower has requested that Agent and Lenders renew their forbearance in the exercise and enforcement of their rights, powers and remedies under the Financing Agreements or now existing at law or in equity or by statute;

     F. WHEREAS, the Forbearance Agreement, as amended is a Financing Agreement; and
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     G.   WHEREAS, Agent and Lenders are willing to renew their forbearance, for the time period expressly set forth herein, in the exercise and enforcement of such rights, powers and remedies, but only upon full and complete compliance and fulfillment by Borrower of the terms and conditions set forth herein in the manner hereafter stated.

          NOW, THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Section 1 is hereby amended to delete from the definition of "Forbearance Termination Date" the date "October 31, 1997" and replace it with the date "November 28, 1997."

          2. Section 3(a) is hereby deleted in its entirety and replaced with the following:

               (a) During the Forbearance Period, so long as no Forbearance Event of Default shall have occurred and be continuing and subject to strict compliance by Borrower with each and every term and condition of each and every of the Financing Agreements, Agent and Lenders hereby agree that they shall forbear in the exercise of their rights, powers and remedies afforded under the Financing Agreements or at law or in equity or by statue, except that (i) Agent specifically reserves its rights under section 3.5 of the Loan Agreement to issue and deliver Redirection Notices and under section 2(b)(ii) of the Subordination to issue a Payment Blockage Notice, during the Forbearance Period,
(ii) pursuant to sections 2.6(c) and 9 of the Loan Agreement, Lender may assess and collect interest at the Default Rate, and (iii) pursuant to section 2.6(f) of the Loan Agreement, Lender has declared and issued a notice to Borrower that no outstanding Loan may continue as, or be converted into, a LIBOR Rate Loan. The foregoing forbearance shall not be construed to impair the ability of Agent and Lenders to enforce any such rights, powers or remedies after the Forbearance Period regardless of whether or not such enforcement relates to actions taken or payments received during the Forbearance Period.

          3. Section 5.4 is deleted in its entirety and replaced with the following:

               5.4 Upon the written request of Agent, Borrower shall (a) engage a business consultant ("Consultant"), the qualifications and experience of which shall be reasonably satisfactory to Agent, and (b) provide Agent a copy of a written engagement agreement between Borrower and Consultant; provided,

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however, that Agent shall not issue such request until the earlier to occur of Novenber 14, 1997 or a Forbearance Event of Default. The engagement agreement between Borrower and Consultant shall contain the following minimal provisions and shall not contain any provisions inconsistent with such provisions:

          (a) The engagement's objectives shall be to independently review, inspect and critique Borrower's operations, financial structure (including safeguards regarding expenses and revenues) and business plan and Borrower's working assumptions which serve as the basis thereof and, to the extent such critique identifies unreasonable or invalid assumptions and deficiencies in operations, financing and business plan, Consultant will set forth what it believes to be valid and reasonable working assumptions and will make independent recommendations for corrective actions (the "Engagement Objectives");

          (b) To achieve the Engagement Objectives, Consultant will, to the extent Consultant deems it reasonably necessary, (i) review Borrower's books and records, (ii) inspect each of Borrower's facilities, (iii) interview officers, employees and the professionals of Borrower with respect to operations, finances and business plan, and (iv) evaluate the working assumptions underlying, means of implementation and likelihood of success of Borrower's business plan including, without limitation, a review of Borrower's financial forecasts, bidding procedures and sales strategies;

          (c) Within thirty days of its engagement, Consultant will produce and deliver a written report which (i) contains Consultant's independent evaluation and critique of Borrower's operations, finances and business plan and Borrower's working assumptions which serves as the basis thereof,
     (ii) contains Consultant's independent assessment of whether the Borrower's business plan is likely to be achieved and the basis for such assessment, and (iii) contains independent recommendations regarding revising the working assumptions, operational changes, financial control safeguards regarding expenses and revenues and what changes, if any, to each such matter may be required to assure the Borrower's business plan is reasonably achievable;

          (d) Consultant will deliver all of its written reports including, without limitation, all drafts to Borrower and (after consultation with Borrower and reasonable consideration of Borrower's comments on such reports and drafts to ensure accuracy thereof, but in no event later than 2 days after

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     delivery to Borrower) to Agent; and

          (e) Borrower shall authorize Consultant to communicate, whether in writing or orally, directly with representatives of Agent and Lenders and waive all right to confidentiality of such communication.

          4.   New subsection 5.10 is added as follows:

          5.10 FORBEARANCE FEE. Notwithstanding any provision herein stated to the contrary, as part of the consideration for this Third Amendment and the extension of time contained herein, Borrower authorizes Agent to assess its account directly for $52,500 representing the unpaid portion of the Forbearance Fee.

          5.   Borrower warrants and represents as follows:

               (a) Other than the Current Default, no other Event of Default exists; and

               (b) Other than the Forbearance Event of Default described at Recital "B," no Forbearance Event of Default exists.


          6. Borrower hereby ratifies and affirms each and every term and condition of the Forbearance Agreement and reasserts each and every acknowledgment, representation and warranty.

          IN WITNESS WHEREOF, this Third Amendment to Forbearance Agreement has been duly executed as of the date first written above.



                              BROTHERS GOURMET COFFEES, INC.


                              By:
                                  -------------------------------

                              Title:
                                     ----------------------------



                              SANWA BUSINESS CREDIT CORPORATION,
                              as Agent and Lender


                              By:
                                   ------------------------------

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                              Title:
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